    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                            HOMESTAKE MINING COMPANY

             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    94-2934609
    (State of Other Jurisdiction of          (I.R.S. Employer Identification Number)
     Incorporation or Organization)

                             650 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94108-2788
                                 (415) 981-8150
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                   WAYNE KIRK
            VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94108-2788
                                 (415) 981-8150
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                WITH COPIES TO:
                              MICHELLE L. JOHNSON
                            Thelen Reid & Priest LLP
                       Two Embarcadero Center, Suite 2100
                        San Francisco, California 94111
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered solely in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                 TITLE OF SHARES                      AMOUNT TO BE       AGGREGATE PRICE    AGGREGATE OFFERING     REGISTRATION
                TO BE REGISTERED                      REGISTERED(1)        PER UNIT(2)          PRICE (2)             FEE(3)
                                                       27,811,300
Common stock, $1.00 par value(4).................       shares(3)             $10.91           $303,421,283          $84,351

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended ("Securities Act"). Based on an estimated Prime Common Shares (as defined herein) to be transferred for HCI Exchangeable Shares (as defined herein) pursuant to the Arrangement (as defined herein) multiplied by 0.74, the exchange ratio.

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the 27,811,300 shares of Homestake Common Stock assumed to be issued by the Registrant in connection with the exchange of the HCI Exchangeable Shares, and in accordance with Rule 457(c) on the basis of the average of the high and low price per share of the shares of Homestake Common Stock reported on the New York Stock Exchange on October 26, 1998.

(3) Pursuant to Rule 457(b), the filing fee of is offset by the fee of $59,195 paid with the filing under the Securities Exchange Act of 1934 of preliminary copies of the Registrant's proxy materials relating to the transaction. The balance of the filing fee due is offset by a portion of the filing fee paid by the Registrant in connection with the Registration Statement No. 333-19303.

(4) Each share of Common Stock includes one Right to be issued in certain circumstances pursuant to the Rights Agreement between Homestake and BankBoston, N.A., as Rights Agent. Also registered hereby are such additional and indeterminable number of shares as may become issuable due to adjustments for changes resulting from stock splits, stock dividends and similar events.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1998

PROSPECTUS

      [LOGO]

                            HOMESTAKE MINING COMPANY

                                  COMMON STOCK
                               ------------------

    You currently hold Exchangeable Shares issued by a Homestake subsidiary, Homestake Canada Inc., that were issued pursuant to the Arrangement Agreement between Homestake, Prime, HCI and HCH, another Homestake subsidiary. Capitalized terms are defined in the section entitled "Glossary" on page 19.

    YOU MAY EXCHANGE YOUR HCI EXCHANGEABLE SHARES FOR HOMESTAKE COMMON STOCK AT ANY TIME.

    When you exchange your HCI Exchangeable Shares for Homestake Common Stock, you will receive one share of Homestake Common Stock for each HCI Exchangeable Share. You also will receive declared and unpaid dividends on the HCI Exchangeable Shares if the record date is prior to the date of exchange.

    To exchange your HCI Exchangeable Shares for Homestake Common Stock, you will need to complete a Retraction Request. A form of Retraction Request is included with this Prospectus. You will need to deliver a Retraction Request, together with the certificates representing your HCI Exchangeable Shares, to HCI or its transfer agent, Montreal Trust Company, at one of the following addresses:

                               HOMESTAKE CANADA INC.
                           1100-1055 West Georgia Street
                            Vancouver, British Columbia
                                   Canada V6E 3P3
                                         or

                          MONTREAL TRUST COMPANY OF CANADA

                              Stock Transfer Services
                                 510 Burrard Street
                                     4th Floor
                            Vancouver, British Columbia
                                   Canada V6C 3B9
                           Telephone No.: (888) 661-5566
                           Facsimile No.: (604) 661-9480

                              Stock Transfer Services
                               151 Front Street West
                                     8th Floor
                                  Toronto, Ontario
                                   Canada M5J 2N1
                           Telephone No.: (800) 663-9097
                           Facsimile No.: (416) 981-9600

    Homestake also has the right to redeem the HCI Exchangeable Shares for Homestake Common Stock on or after December 31, 2008 or if there are less than 1,390,000 HCI Exchangeable Shares outstanding. In this Prospectus, we use the word "exchange" to refer to both an exchange by you and a redemption by Homestake.

    This Prospectus gives you detailed information about Homestake and the Homestake Common Stock. We recommend that you read this entire Prospectus, along with the additional information described under the heading "Where You Can Find More Information." PAY PARTICULAR ATTENTION TO THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 3.

    Homestake Common Stock is listed on the NYSE under the symbol "HM," on the Australian Stock Exchange and on the Swiss Stock Exchanges (Basel, Geneva and
Zurich). On     , 1998, the closing price of Homestake Common Stock was
$       .

    We have not engaged any broker, dealer or underwriter in connection with this Homestake Common Stock offering.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      This Prospectus is dated     , 1998.

                             ABOUT THIS PROSPECTUS

    CERTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT HOMESTAKE THAT IS NOT INCLUDED IN THIS PROSPECTUS IS CONSIDERED TO BE A PART OF THIS PROSPECTUS BECAUSE IT IS INCLUDED IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AMONG SUCH DOCUMENTS ARE HOMESTAKE'S ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR AND ITS QUARTERLY REPORTS ON FORM 10-Q FILED SINCE THE END OF SUCH FISCAL YEAR. FOR A COMPLETE LIST OF THE DOCUMENTS INCORPORATED BY REFERENCE, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 22.

    AT YOUR REQUEST, HOMESTAKE WILL PROVIDE TO YOU, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). REQUESTS FOR DOCUMENTS SHALL BE DIRECTED TO HOMESTAKE MINING COMPANY, 650 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA 94108-2788, ATTENTION: CORPORATE SECRETARY; TELEPHONE NO.: (415) 981-8150.

    ALL DOLLAR AMOUNTS ARE IN US DOLLARS.

                                  RISK FACTORS

    In addition to the other information in this Prospectus, you should consider the following risk factors.

THE EXCHANGE GENERALLY IS TAXABLE

    The exchange of HCI Exchangeable Shares for shares of Homestake Common Stock is generally a taxable event in Canada and the United States. Your tax consequences can vary depending on a number of factors, including:

    - the residency of the holder;

    - the method of the exchange (redemption or exchange); and

    - the length of time that the HCI Exchangeable Shares were held prior to exchange.

THE CANADIAN AND U.S. TRADING MARKETS ARE DIFFERENT

    The HCI Exchangeable Shares are listed on the TSE. The Homestake Common Stock is listed on the NYSE and certain other exchanges outside the United States. We do not plan to list the HCI Exchangeable Shares or the Homestake Common Stock on any other stock exchange in Canada or the United States. We believe that the market price of the HCI Exchangeable Shares on the TSE and the market price of the Homestake Common Stock on the NYSE will reflect essentially equivalent values. Nevertheless, because Homestake Common Stock and HCI Exchangeable Shares trade on different exchanges, there is a possibility that the market prices may not be equivalent or even similar.

HOMESTAKE COMMON STOCK WILL BE FOREIGN PROPERTY IN CANADA

    So long as the HCI Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), they will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. Homestake Common Stock, however, will be foreign property for these plans or persons.

                            HOMESTAKE MINING COMPANY

    Our principal product is gold bullion. We engage in mining and related activities, including exploring for, extracting, processing and refining gold. We currently are exploring properties in the United States, Canada, Australia, Eastern Europe, Argentina, Brazil, Chile and the Andean region of South America.

    Our principal executive offices are located at 650 California Street, San Francisco, California 94108-2788. Our telephone number is (415) 981-8150.

                                USE OF PROCEEDS

    We will not receive cash proceeds when you exchange your HCI Exchangeable Shares for Homestake Common Stock.

                     DESCRIPTION OF HOMESTAKE CAPITAL STOCK

    The Homestake Restated Certificate of Incorporation (the "Restated Certificate") currently authorizes the issuance of 450,000,000 shares of Homestake Common Stock, 10,000,000 shares of Homestake Preferred Stock (including 4,500,000 shares of Series A Preferred Stock) and one share of Special Voting Stock.

HOMESTAKE COMMON STOCK

    The Homestake Common Stock is listed on the NYSE under the symbol "HM," on the Australian Stock Exchange and on the Swiss Stock Exchanges (Basel, Geneva and Zurich). The transfer agent and registrar for Homestake Common Stock is BankBoston N.A. In addition, Corporate Registry Services Pty Ltd. is the transfer agent in Australia.

    Holders of Homestake Common Stock are entitled to one vote per share on all matters requiring their vote. Since Homestake does not have cumulative voting, the record holders of a majority of the votes entitled to be cast in respect of shares represented at a meeting of Homestake Stockholders (including the votes cast by the Trustee in respect of the HCI Exchangeable Shares described below) will be able to elect all directors to be elected at such meeting.

    Holders of Homestake Common Stock are entitled to receive dividends when and as declared by the Homestake Board from funds legally available therefor, subject to the dividend rights of holders of any Homestake Preferred Stock that may be issued in the future.

    The Homestake Common Stock is not redeemable and does not have conversion or pre-emptive rights.

HOMESTAKE PREFERRED STOCK

    Homestake Preferred Stock may be issued in one or more series in the discretion of the Homestake Board, with such voting powers, designations, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions, as the Homestake Board may in its discretion establish at the time of creation of such series. There currently are no outstanding shares of Homestake Preferred Stock.

SPECIAL VOTING STOCK

    A single share of Special Voting Stock has been issued to the Trustee appointed under the Trust Agreement. Except as otherwise required by law or the Restated Certificate, the Special Voting Stock is entitled to a number of votes equal to the number of HCI Exchangeable Shares outstanding on the applicable record date not owned by Homestake or subsidiaries of Homestake, and may be voted in the election of directors and on all other matters submitted to a vote of the holders of Homestake Common Stock. The holders of Homestake Common Stock and the holder of the Special Voting Stock vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Restated Certificate. In the event of any liquidation, dissolution or winding up of Homestake, the holder of the Special Voting Stock will not be entitled to receive any assets of Homestake available for distribution to its stockholders. The holder of the Special Voting Stock will not be entitled to receive dividends.

    At such time as there are no HCI Exchangeable Shares outstanding (other than shares owned by Homestake or subsidiaries of Homestake), and there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any HCI Exchangeable Shares to any person (other than Homestake or subsidiaries of Homestake), the Special Voting Stock will automatically be redeemed for $1.00 and thereupon will be deemed retired and cancelled and may not be reissued.

"FAIR PRICE" CHARTER PROVISION

    The Homestake Certificate contains a "Fair Price" provision which applies to mergers and certain other types of business combinations with "Related Persons." The Fair Price provision defines "Related Person" to include any person who, together with any affiliate or associate, beneficially owns (or within the preceding five years owned) 10% or more of the Homestake Common Stock outstanding or of the voting stock of Homestake outstanding. The Fair Price provision defines "Business Combination" to include mergers, reorganizations, sales of assets, issuances of securities, mortgages, leases, and a variety of transactions that involve the securities or assets of Homestake.

    The Fair Price provision requires that a Business Combination between Homestake and a Related Person meet certain alternative criteria. If none of the alternative criteria are met, such transactions must be approved by (1) not less than 80% of the total voting power of Homestake stock entitled to vote on the matter and (2) not less than 50% of the voting power held by holders other than the Related Person and its affiliates and associates. The alternative criteria, one of which must be met to avoid the special voting requirements, are the following:

        (a) if the Business Combination is approved by the Homestake Board before the Related Person first became a Related Person;

        (b) if the Homestake Board unanimously approves in advance the Related Person becoming a Related Person and the Business Combination is then approved by the Homestake Board after the Related Person became a Related Person;

        (c) if the Business Combination involves solely Homestake and one of its subsidiaries (50% or more of the voting stock of which is owned by Homestake and none of which is owned by a Related Person) and all stockholders are treated equally and receive or retain common stock in the surviving corporation or other party to the Business Combination; or

        (d) if all of the following conditions are satisfied:

           (1) the per share consideration to be received by holders of the Homestake Common Stock in the Business Combination (other than the Related Person) is not less than the higher of (i) the highest per share price paid by such Related Person in acquiring any of the Homestake Common Stock or (ii) a percentage premium over the market price of Homestake Common Stock immediately prior to the announcement of such Business Combination which is at least as high as the percentage premium paid by the Related Person over the market price of the Homestake Common Stock immediately prior to the commencement of the acquisition of Homestake Common Stock by such Related Person, but in no event in excess of two times the highest per share price determined under (i) above;

           (2) after becoming a Related Person and prior to the consummation of such Business Combination, (i) such Related Person must not have acquired any newly issued shares from Homestake (except upon conversion of convertible securities acquired prior to becoming a Related Person or upon compliance with the Fair Price provision or as a result of a pro rata stock dividend or stock split) and (ii) such Related Person must not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Homestake, or made any major change in Homestake's business or equity capital structure; and

           (3) a proxy statement meeting the requirements of the United States federal securities laws must be used for the purpose of soliciting stockholder approval of such Business Combination. The proxy statement must also contain (i) any recommendation as to the advisability of the Business Combination which any continuing or independent or "outside" directors may choose to state, and (ii) the opinion of a reputable national investment banking firm in the United States as to the fairness of the terms of such Business Combination from the point of view of the remaining public stockholders of Homestake. The investment banking firm must be engaged solely on behalf of the public stockholders and must be selected by a majority of any continuing directors and outside directors.

    The Fair Price provision further provides that if there is a Related Person, the Fair Price provision cannot be amended or repealed unless such a change is approved by at least 80% of the total voting power of Homestake stock and also by a majority of the total voting power of Homestake stock held by holders who are independent of the Related Person.

    All of the foregoing could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Homestake, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices, and could therefore have a negative impact on the price of the Homestake Common Stock.

HOMESTAKE RIGHTS AGREEMENT

    Pursuant to the Homestake Rights Agreement, each share of Homestake Common Stock is accompanied by one Homestake Right. Pursuant to the HCI Rights Agreement, each HCI Exchangeable Share includes one HCI Right. The HCI Rights have characteristics essentially equivalent in economic effect to the Homestake Rights that trade with Homestake Common Stock.

    Each Homestake Right entitles the holder thereof to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $75, subject to adjustment (the "Purchase Price"). Each one one-hundredth of a share of Series A Preferred Stock is equivalent to one share of Homestake Common Stock with respect to voting and is entitled, on a quarterly basis, to the greater of a $0.10 cash dividend per share or the dividend payable on one share of Homestake Common Stock.

    The Homestake Rights are not exercisable until the "Distribution Date" and will expire on October 15, 2007 (the "Expiration Date"), unless they are earlier redeemed by Homestake. The Distribution Date is defined to be the earlier of (i) such time as Homestake learns that a person or group, together with affiliates or associates, acquired or obtained the right to acquire beneficial ownership of more than 15% of the Homestake Common Stock outstanding and HCI Exchangeable Shares outstanding, considered as a single class (an "Acquiring Person") and
(ii) such date, as may be designated by the Homestake Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for Homestake Common Stock and/or HCI Exchangeable Shares outstanding, if upon consummation such person could be an Acquiring Person.

    Upon a person becoming an Acquiring Person, a holder of a Homestake Right (except Acquiring Persons) may exercise the right by purchasing for the Purchase Price such number of one-hundredths of a share of Series A Preferred Stock equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is one and the denominator of which is 50% of the market value of the Homestake Common Stock on the date on which such person became an Acquiring Person.

    The Homestake Board may, at its option, at any time after a person becomes an Acquiring Person exchange all or part of the then outstanding and exercisable Homestake Rights (other than Homestake Rights held by an Acquiring Person) for consideration per Homestake Right consisting of one-half of the securities that would be otherwise issuable upon the exercise of a Homestake Right, as described above, or Homestake Common Stock having a value equal to the Purchase Price.

    In the event that, following the Distribution Date, Homestake is acquired in any merger or other business combination by an Acquiring Person (or such Acquiring Person is merged into Homestake) or 50% or more of Homestake's assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred to an Acquiring Person and such surviving corporation or Acquiring Person is a publicly traded corporation, each Homestake Right will entitle its holder to purchase for the Purchase Price the number of common shares of the surviving corporation or the Acquiring Person which at the time of the transaction would have a market value of twice the Purchase Price. In the event that the surviving corporation or the Acquiring Person is not a publicly traded corporation, each Homestake Right will entitle its holder to purchase for the Purchase Price, at such holder's option (i) that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (ii) if such entity has an affiliate which has publicly traded common shares, that number of shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

    Any Homestake Rights that are at any time beneficially owned by an Acquiring Person will become null and void and any holder of any such right will be unable to exercise any such right.

    The Homestake Board may redeem the Homestake Rights at any time prior to the earliest of such time as a person becomes an Acquiring Person and the Expiration Date for cash or securities equivalent to $0.01 per Homestake Right. Until a Homestake Right is exercised, the holder will have no rights as a stockholder of Homestake with respect to the shares purchasable upon exercise of the Homestake Right.

    All of the foregoing could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Homestake, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices, and could therefore have a negative impact on the price of the Homestake Common Stock.

                              PLAN OF DISTRIBUTION

    Homestake Common Stock may be issued to holders of HCI Exchangeable Shares as follows:

    - holders of HCI Exchangeable Shares may require at any time that their HCI Exchangeable Shares be exchanged for an equivalent number of shares of Homestake Common Stock;

    - Homestake, HCI and HCH may redeem the HCI Exchangeable Shares for an equal number of shares of Homestake Common Stock; and

    - upon liquidation of Homestake or HCI, holders of HCI Exchangeable Shares may be required to, or may elect to, exchange HCI Exchangeable Shares for shares of Homestake Common Stock.

    We have not engaged any broker, dealer or underwriter in connection with this offering of Homestake Common Stock.

    The following is a summary that highlights certain rights, privileges, restrictions and conditions relating to the terms on which Homestake Common Stock may be issued in exchange for HCI Exchangeable Shares. The specific provisions are set forth in the HCI Exchangeable Share Provisions (Schedule 2 to the Arrangement Agreement), and certain provisions of the Trust Agreement (Schedule 4 to the Arrangement Agreement). The Arrangement Agreement is included as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is not complete, and you should read the Arrangement Agreement (including the attached schedules) for a more complete understanding of the HCI Exchangeable Shares.

RETRACTION, REDEMPTION AND CALL RIGHTS

    HOLDER'S RETRACTION RIGHTS

    Holders of the HCI Exchangeable Shares are entitled at any time to retract (that is, require HCI to redeem) any or all such HCI Exchangeable Shares owned by them and to receive an equivalent number of shares of Homestake Common Stock, plus, for each HCI Exchangeable Share, the Additional Amount, subject to applicable law and the rights of holders of HCI Third Preference Shares, the Retraction Call Right of Homestake and HCH described below and the rights of holders of HCI Third Preference Shares. Holders of the HCI Exchangeable Shares may effect such retraction by presenting a certificate or certificates to HCI or its transfer agent representing the number of HCI Exchangeable Shares the holder desires to retract, together with a duly executed statement in the form of the retraction request included with this Prospectus, or in such other form as may be acceptable to HCI (the "Retraction Request"), specifying the number of HCI Exchangeable Shares the holder wishes to retract, and such other documents as may be required to effect the retraction of the HCI Exchangeable Shares. The retraction will become effective five Business Days after the request is received by HCI (the "Retraction Date").

    HOMESTAKE'S AND HCH'S RETRACTION CALL RIGHT

    Upon the receipt by HCI of a Retraction Request and other required documentation, HCI is required to immediately notify Homestake and HCH of such Retraction Request. Homestake or HCH will then have two business days in which to exercise a Retraction Call Right to purchase all of the HCI Exchangeable Shares submitted for retraction. If Homestake or HCH exercises its Retraction Call Right, it must deliver, or cause to be delivered, as the case may be, an equivalent number of shares of Homestake Common Stock, plus the Additional Amount in respect of each HCI Exchangeable Share submitted for retraction, to the transfer agent for delivery to the holder on the Retraction Date. If neither Homestake nor HCH determines to exercise its Retraction Call Right, HCI is obligated to deliver to the holder the number of shares of Homestake Common Stock equal to the number of HCI Exchangeable Shares submitted by the holder for retraction, plus the Additional Amount in respect of each HCI Exchangeable Share submitted for retraction.

    REDEMPTION

    Subject to applicable law, the Redemption Call Right of Homestake and HCH described below and the rights of holders of HCI Third Preference Shares, on any Optional Redemption Date HCI may redeem all of the HCI Exchangeable Shares then outstanding in exchange for an equal number of shares of Homestake Common Stock, plus the Additional Amount. If HCI elects to redeem HCI Exchangeable Shares, Homestake and HCH will have the overriding right (the "Redemption Call Right") to purchase on the Optional Redemption Date all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares beneficially owned by Homestake or its subsidiaries) in exchange for one share of Homestake Common Stock, plus the Additional Amount, for each such HCI Exchangeable Share. If either Homestake or HCH exercises a Redemption Call Right, HCI's right to redeem the HCI Exchangeable Shares on such Optional Redemption Date will terminate. Prior to any Optional Redemption Date, HCI will provide the registered holders of HCI Exchangeable Shares with written notice of the proposed redemption of the HCI Exchangeable Shares by HCI.

    HCI LIQUIDATION RIGHTS

    In the event of the liquidation, dissolution or winding up of HCI, holders of the HCI Exchangeable Shares will have preferential rights to receive from HCI one share of Homestake Common Stock, plus the Additional Amount, for each HCI Exchangeable Share they hold. Upon the occurrence of such liquidation, dissolution or winding up, Homestake and HCH will have the overriding right to purchase all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares beneficially owned by Homestake or its subsidiaries) from the holders thereof on the effective date of such liquidation, dissolution or winding up in exchange for one share of Homestake Common Stock, plus the Additional Amount, for each such HCI Exchangeable Share. Upon the occurrence of an HCI Insolvency Event, the Trustee, on behalf of the holders of HCI Exchangeable Shares, will have the right to require Homestake to purchase each HCI Exchangeable Share then outstanding (other than HCI Exchangeable Shares beneficially owned by Homestake or its subsidiaries) in exchange for one share of Homestake Common Stock, plus the Additional Amount.

    HOMESTAKE LIQUIDATION RIGHTS

    Upon the occurrence of a Homestake Liquidation Event, in order for the holders of the HCI Exchangeable Shares to participate on a pro rata basis with the holders of Homestake Common Stock in the liquidation, dissolution or winding up contemplated by a Homestake Liquidation Event, all the outstanding HCI Exchangeable Shares held by holders (other than Homestake and its subsidiaries) will be automatically exchanged for shares of Homestake Common Stock. To effect such exchange, Homestake will purchase, on the fifth business day prior to the Homestake Liquidation Event, all outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares held by Homestake or its subsidiaries) in exchange for one share of Homestake Common Stock plus the Additional Amount.

                               TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Osler, Hoskin & Harcourt, counsel for HCI, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Canadian Tax Act to holders of HCI Exchangeable Shares who acquire Homestake Common Stock upon the exchange of HCI Exchangeable Shares.

    This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder (the "Regulations") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary also takes into account the proposed amendments to the Canadian Tax Act and the Regulations publically announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No assurances can be given that subsequent changes in law or administrative policy will not affect or modify the opinions expressed herein.

    THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO EACH HCI SHAREHOLDER WILL VARY ACCORDING TO EACH HCI SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HCI SHAREHOLDER. ACCORDINGLY, HCI SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF EXCHANGING HCI EXCHANGEABLE SHARES FOR HOMESTAKE COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

    For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Homestake Common Stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time that such amounts arise.

(a) HCI SHAREHOLDERS RESIDENT IN CANADA

    The following portion of the summary is applicable only to HCI Shareholders who, for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, and at all relevant times, are resident or deemed to be resident in Canada, hold their HCI Exchangeable Shares and will hold their Homestake Common Stock as capital property and deal at arm's length with HCI, Homestake and HCH. This summary does not apply to a shareholder with respect to whom Homestake is or will be a foreign affiliate within the meaning of the Canadian Tax Act or who holds more than 10 percent of the HCI Exchangeable Shares.

    HCI Exchangeable Shares and Homestake Common Stock will generally be considered to be capital property to a holder thereof provided that the holder does not hold any such shares in the course of carrying on a business of buying and selling shares and has not acquired such shares in a transaction considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their HCI Exchangeable Shares as capital property may be entitled, in certain circumstances, to have them treated as capital property by making the election provided by subsection 39(4) of the Canadian Tax Act. This election will not, however, be available where an HCI Shareholder has made an election under subsection 85(1) or subsection 85(2) of the Canadian Tax Act in connection with the acquisition of the HCI Exchangeable Shares. In addition, the mark-to-market rules contained in the Canadian Tax Act relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their HCI Exchangeable Shares or Homestake Common Stock as capital property for the purposes of the Canadian Tax Act. HCI SHAREHOLDERS THAT ARE FINANCIAL INSTITUTIONS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE APPLICATION OF THE MARK-TO-MARKET RULES.

    REDEMPTION OR EXCHANGE OF HCI EXCHANGEABLE SHARES

    A HCI Shareholder will be considered under the Canadian Tax Act to have disposed of HCI Exchangeable Shares on (i) a redemption (including pursuant to a Retraction Request) of such HCI Exchangeable Shares by HCI, or (ii) an acquisition of such HCI Exchangeable Shares by Homestake or HCH pursuant to the Call Rights. The Canadian federal income tax consequences of such a disposition are significantly different for the holder depending on whether the event giving rise to the disposition is a redemption by HCI or an acquisition by Homestake or HCH. A HCI Shareholder who exercises the right to require redemption of an HCI Exchangeable Share by giving a Retraction Request cannot control whether the HCI Exchangeable Share will be acquired by Homestake or HCH under the Retraction Call Right or redeemed by HCI; however, the holder will be notified if the Retraction Call Right will not be exercised in which case the holder may cancel the Retraction Request and retain the HCI Exchangeable Share.

    On the redemption (including pursuant to a Retraction Request) of an HCI Exchangeable Share by HCI, the holder of an HCI Exchangeable Share will be deemed to have received a taxable dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of the Homestake Common Stock received by the holder from HCI on the redemption plus the amount of any accrued but unpaid dividends on the HCI Exchangeable Share) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at that time of the HCI Exchangeable Share so redeemed.

    A shareholder who is an individual will be required to include in income dividends deemed to be received on the HCI Exchangeable Shares, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

    Subject to the discussion below as to the denial of the dividend deduction, in the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends deemed to be received on the HCI Exchangeable Shares will be included in computing the corporation's income and will generally be deductible in computing its taxable income. A corporation is a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities.

    In the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if either:

    (i) the specified financial institution did not acquire the HCI Exchangeable Shares in the ordinary course of the business carried on by such institution; or

    (ii) at the time of the deemed receipt of the dividend by the specified financial institution, the HCI Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, is not deemed to receive dividends in respect of more than 10 percent of the issued and outstanding HCI Exchangeable Shares.

    A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the HCI Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

    If HCI or any other person with whom HCI does not deal at arm's length is a specified financial institution at a point in time that a dividend is deemed to be paid on an HCI Exchangeable Share, then, subject to the exemption described below, dividends deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. A shareholder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on deemed dividends that are not deductible in computing taxable income. This denial of the dividend deduction for a corporate shareholder will not in any event apply if, at the time a dividend is deemed to be received, the HCI Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), Homestake and HCH are "related" to HCI for the purposes of the Canadian

Tax Act and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) is not deemed to receive dividends on more than 10 percent of the issued and outstanding HCI Exchangeable Shares.

    The HCI Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, HCI will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends deemed to be paid on the HCI Exchangeable Shares and will be entitled to deduct 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act.

    On the redemption, the holder of an HCI Exchangeable Share will also be considered to have disposed of the HCI Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend. A holder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the HCI Exchangeable Share exceeds (or is less than) such proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading "Capital Gains and Capital Losses." In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

    On the exchange of an HCI Exchangeable Share by the holder thereof with Homestake or HCH for Homestake Common Stock such holder will be considered to have disposed of the HCI Exchangeable Share for proceeds of disposition equal to the fair market value at that time of the Homestake Common Stock received on such exchange plus the Additional Amount in respect of such HCI Exchangeable Share. Such holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the HCI Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the HCI Exchangeable Share. The general tax treatment of capital gains and capital losses is discussed below under the heading "Capital Gains and Losses."

    The cost of Homestake Common Stock received on the redemption of an HCI Exchangeable Share by HCI will be equal to the fair market value of the Homestake Common Stock received on the redemption. The cost of Homestake Common Stock received on the exchange of an HCI Exchangeable Share with Homestake or HCH will be equal to the fair market value of the Homestake Common Stock received on the exchange. The cost of any such Homestake Common Stock will be averaged with the adjusted cost base of any other Homestake Common Stock held by the HCI Shareholder immediately before that time for the purposes of determining the holder's adjusted cost base of the holder's Homestake Common Stock.

    DIVIDENDS ON HOMESTAKE COMMON STOCK

    Dividends on Homestake Common Stock will be required to be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder that is a corporation will include such dividends in computing its taxable income. A holder that is a Canadian controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax paid in respect of such dividends (see commentary under the heading "Certain United States Federal Tax Considerations to HCI Shareholders" below) will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

    DISPOSITION OF HOMESTAKE COMMON STOCK

    A disposition or deemed disposition of Homestake Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of Homestake

Common Stock. The general tax treatment of capital gains and capital losses is discussed below under the heading "Capital Gains and Losses."

    CAPITAL GAINS AND LOSSES

    An HCI Shareholder's taxable capital gain (or allowable capital loss) from the disposition of HCI Exchangeable Shares or Homestake Common Stock will be equal to three-quarters of the amount of the shareholder's capital gain (or capital loss) in respect of such disposition. An HCI Shareholder must include any such taxable capital gain in income for the taxation year of disposition, and may, subject to the detailed provisions of the Canadian Tax Act, deduct any such allowable capital loss from taxable capital gains in the year in which such allowable capital loss is realized. Subject to the detailed rules contained in the Canadian Tax Act, any remaining allowable capital loss may generally be applied to reduce net taxable capital gains realized by the holder in the three preceding taxation years or in any subsequent taxation year.

    If the holder of a share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns shares.

    Capital gains realized by an individual may be subject to alternative minimum tax under the Canadian Tax Act depending on the individual's circumstances.

    HCI Shareholders that are "Canadian-controlled private corporations" (as defined in the Canadian Tax Act) may be liable to pay an additional 6 2/3% refundable tax in respect of taxable capital gains realized.

    ELIGIBILITY FOR INVESTMENT

    Homestake has indicated to counsel that HCI will maintain the listing of Homestake Common Stock on the NYSE or another prescribed exchange.

    QUALIFIED INVESTMENTS. Provided the Homestake Common Stock is listed on a prescribed stock exchange (which currently includes the NYSE), the Homestock Common Stock and the Homestake Rights will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

    The Homestake Common Stock and the Homestake Rights will be foreign property under the Canadian Tax Act.

(b) HCI SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of the summary is applicable only to HCI Shareholders who, for purposes of the Canadian Tax Act or any relevant bilateral treaty, have not been and will not be resident or deemed to be resident in Canada at any time while they have held HCI Exchangeable Shares or will hold Homestake Common Stock and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada and, in the case of a holder who carries on an insurance business in Canada and elsewhere, whose shares are not "designated insurance property" as defined in the Proposed Amendments and are not effectively connected with an insurance business carried on in Canada at any time (a "Non-Resident Shareholder").

    Generally, HCI Exchangeable Shares and Homestake Common Stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and the NYSE), the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and none of the holder, persons with whom the holder does not deal at arm's length or the holder together with such persons owned (or had under option) at any time during the immediately preceding five year period, 25 percent or more of the issued shares of any class or series of the capital stock of Prime, HCI or Homestake, as the case may be. HCI has applied for the listing of the HCI Exchangeable Shares on the TSE and Homestake has indicated that it intends to use its best efforts to cause HCI to maintain such listing. Homestake has indicated that it will maintain the listing of Homestake Common Stock on the NYSE or another prescribed stock exchange.

    A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act, on the exchange of an HCI Exchangeable Share for Homestake Common Stock (except to the extent the exchange results in a redemption of an HCI Exchangeable Share) or on the sale or other disposition of Homestake Common Stock. A holder whose HCI Exchangeable Shares are redeemed (either under HCI's redemption right or pursuant to a Retraction Request) will be deemed to receive a dividend as described above for shareholders resident in Canada under the heading "Redemption or Exchange of HCI Exchangeable Shares." The amount of such deemed dividend will be subject to the tax treatment accorded to dividends described below.

    Dividends deemed to be paid on the HCI Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25 percent, although such rate may be reduced under the provisions of an applicable income tax treaty. Under the Income Tax Treaty between Canada and the United States that entered into force August 16, 1984, as amended (the "Tax Treaty"), the rate is generally reduced to 15 percent in respect of dividends paid to a person who is the beneficial owner of such shares and who is resident in the United States for purposes of the Tax Treaty.

UNITED STATES FEDERAL TAX CONSIDERATIONS TO HCI SHAREHOLDERS

    The following summary of the principal United States federal income tax considerations generally applicable to a United States Holder (as defined below) arising from and relating to ownership and disposition of HCI Exchangeable Shares and Homestake Common Stock received pursuant to the Arrangement represents the opinion of Thelen Reid & Priest LLP, United States counsel to Homestake, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect thereto.

    As used herein, a United States Holder is a holder of HCI Exchangeable Shares who is a citizen or individual resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source or a trust whose administration is subject to the primary supervision of a United States court and which has one or more fiduciaries who are United States persons and who have the authority to control all substantial decisions of the trust. However, as used herein, United States Holder excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar and HCI Shareholders who hold HCI Exchangeable Shares as part of a straddle, wash sale, hedging or conversion transaction. United States Holders who do not maintain a substantial presence, permanent home or habitual abode in the United States or who do not maintain closer personal and economic relationships with the United States than with any other country (other than Canada) may be unable to benefit from the provisions of the Tax Treaty described herein. Such holders should consult their own tax advisors concerning the availability of Tax Treaty benefits. This summary is limited to United States Holders who hold HCI Exchangeable Shares as capital assets.

    This summary is based on United States federal income tax law in effect as of the date of this Registration Statement. No statutory, judicial or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the HCI Exchangeable Shares, the Ancillary Rights granted to the holders of HCI Exchangeable Shares and the Call Rights. Consequently, as discussed more fully below, some aspects of the United States federal income tax treatment of the Arrangement, including the exchange of HCI Exchangeable Shares for shares of Homestake Common Stock, are not certain. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of any of the transactions described herein.

    This summary does not address aspects of United States taxation other than United States federal income taxation under the United States Internal Revenue Code of 1986, as amended, nor does it address all aspects of United States federal income taxation that may be applicable to a particular United States Holder in light of the United States Holder's particular circumstances. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement.

    THE FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO EACH HOLDER OF HCI EXCHANGEABLE SHARES WILL VARY ACCORDING TO EACH HOLDER'S PARTICULAR CIRCUMSTANCES. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HCI SHAREHOLDER. ACCORDINGLY, HCI SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT IN THEIR PARTICULAR CIRCUMSTANCES.

    EXCHANGE OF HCI EXCHANGEABLE SHARES FOR HOMESTAKE COMMON STOCK

    A United States Holder that exchanges HCI Exchangeable Shares for shares of Homestake Common Stock generally will recognize gain or loss on such exchange. Such gain or loss will be equal to the difference between the fair market value of the shares of Homestake Common Stock at the time of the exchange and the United States Holder's tax basis in the HCI Exchangeable Shares surrendered. The gain or loss will generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the HCI Exchangeable Shares, ordinary income may be recognized. Such gain or loss will be long-term capital gain or loss if the HCI Exchangeable Shares have been held for more than one year at the time of the exchange. Long-term capital gains recognized by a United States Holder who is an individual are taxed at rates not in excess of 20%. A United States Holder will have a tax basis in the shares of Homestake Common Stock received equal to the fair market value of such shares at the time of the exchange. The holding period for such stock will begin on the day after the exchange.

    Under certain limited circumstances, an exchange by a United States Holder of HCI Exchangeable Shares for Homestake Common Stock may be characterized as a tax-free exchange. In order for an exchange to be tax-free, certain requirements must be satisfied as of the date of the exchange. Whether such requirements can be satisfied will depend upon the facts and circumstances existing at the time of the exchange and cannot be accurately predicted at the date hereof.

    Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. In computing the limitations, gain realized on the exchange of HCI Exchangeable Shares will be United States source income. However, a United States Holder resident in the United States may be able to rely on the Tax Treaty to treat the gain on the exchange as sourced in Canada. Under proposed United States Treasury regulations, any loss realized by a United States Holder would be allocated against foreign source income and would thus reduce the United States Holder's ability to claim foreign tax credits. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

    PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

    For United States federal income tax purposes, a foreign corporation generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either (i) 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income.

    A United States Holder who receives an "excess distribution" with respect to the shares of a PFIC or who sells such shares at a gain and who did not elect to treat the PFIC as a "qualified electing fund" will be taxed on such distribution or gain at the highest rates applicable to ordinary income, and such tax will be increased by an interest charge calculated by reference to the period during which the United States Holder held the PFIC stock.

    Homestake and HCI intend to endeavor to cause HCI to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. HCI intends to monitor its status regularly, and promptly following the end of each taxable year, HCI will endeavor to notify United States Holders of HCI Exchangeable Shares if it believes that HCI was a PFIC for that taxable year.

    Because the United States federal income tax consequences to United States Holders under the PFIC provisions are significant and complex, United States Holders of HCI Exchangeable Shares are urged to discuss those consequences with their tax advisors.

    DISTRIBUTIONS ON HOMESTAKE COMMON STOCK

    A United States Holder of Homestake Common Stock will be required to include in gross income as ordinary income any dividends paid on such stock to the extent paid out of the earnings and profits of Homestake, as determined under United States federal income tax principles. Distributions on Homestake Common Stock in excess of such earnings and profits will be treated as a tax-free return of capital to the extent of the United States Holder's adjusted tax basis for such shares and, to the extent in excess of adjusted tax basis, as capital gain. Dividends on Homestake Common Stock should qualify for the dividends received deduction applicable to United States corporations.

    TAXABLE DISPOSITION OF HCI EXCHANGEABLE SHARES OR HOMESTAKE COMMON STOCK

    A United States Holder who disposes of HCI Exchangeable Shares or Homestake Common Stock, as the case may be, in a taxable transaction, will recognize gain or loss on such disposition. Such gain or loss will be equal to the difference between the fair market value of the net proceeds of disposition and the United States Holder's tax basis in the HCI Exchangeable Shares or Homestake Common Stock surrendered. Assuming that HCI was not a PFIC at any time during the holding period of the United States Holder, the gain or loss on a disposition of HCI Exchangeable Shares will be long-term capital gain or loss if the HCI Exchangeable Shares sold have been held for more than one year at the time of the disposition. Gain or loss on the disposition of Homestake Common Stock will be long-term capital gain or loss if the Homestake Common Stock sold have been held for more than one year at the time of the disposition. Any long-term capital gain recognized by an individual United States Holder would be subject to tax at a maximum rate of 20%.

    HCI SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES

    The following summary is applicable to a non-United States Holder. As used herein, a non-United States Holder is a holder of HCI Exchangeable Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, HCI Shareholders who hold HCI Exchangeable Shares as part of a straddle, wash sale, hedging or conversion transaction, and HCI Shareholders who ceased to be citizens or permanent residents of the United States with a principal purpose of avoiding United States taxation. A non-United States Holder seeking benefits under an applicable tax treaty or an exemption from United States withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to such benefits or exemption. This summary is limited to non-United States Holders who hold HCI Exchangeable Shares as capital assets and who will hold shares of Homestake Common Stock as capital assets.

    DIVIDENDS ON EXCHANGEABLE SHARES

    Dividends paid by HCI to a non-United States Holder with respect to the HCI Exchangeable Shares should not be subject to United States withholding tax, and HCI and Homestake do not intend that HCI or Homestake will withhold any amounts in respect of such tax from such dividends. The IRS may, however, assert that United States withholding tax is payable with respect to dividends paid on the HCI Exchangeable Shares to non-United States Holders. As a result, non-United States Holders of HCI Exchangeable Shares could be subject to United States withholding tax at a rate of 30%. The withholding rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence. Under the Tax Treaty, a maximum rate of 15% applies to dividends paid to residents of Canada.

    DIVIDENDS ON HOMESTAKE COMMON STOCK

    Dividends received by a non-United States Holder with respect to Homestake Common Stock that are not effectively connected with the conduct by such holder of a trade or business in the United States and, if a tax treaty applies, are not attributable to a United States permanent establishment of the non-United States Holder, generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15 percent, generally, on dividends paid to residents of Canada under the Tax Treaty).

    INTERESTS IN U.S. REAL PROPERTY; DISPOSITIONS OF SHARES

    United States federal income tax is imposed on gains realized by non-United States Holders from the disposition of interests in real property located in the United States, including an interest in a United States corporation that is, or has been during certain periods preceding the disposition, a "United States real property holding corporation" (a "USRPI"). Because HCI Exchangeable Shares are convertible into shares of Homestake, a United States corporation, the HCI Exchangeable Shares would be considered a USRPI if Homestake is or becomes a United States real property holding corporation. Homestake has determined that it is not a United States real property holding corporation and is not likely to become one in the foreseeable future. If, contrary to expectations, Homestake were to become a United States real property holding corporation in the future, a non-United States Holder who owned more than 5% of the outstanding shares of Homestake Common Stock (counting both shares of Homestake Common Stock owned directly and such shares that the holder could acquire by the exchange of HCI Exchangeable Shares) would be subject to United States federal income taxation at ordinary income rates on any gain realized on a disposition of such Homestake Common Stock or HCI Exchangeable Shares. Complex rules may apply for purposes of determining whether a non-United States Holder owns more than 5% of the outstanding Homestake Common Stock. Non-United States Holders who believe that they may become greater than 5% shareholders of Homestake, directly or through the ownership of HCI Exchangeable Shares, are particularly urged to consult their own tax advisors concerning the possible U.S. tax consequences to them if Homestake were to become a USRPI.

    Subject to the discussion of interests in U.S. real property above, a non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of the HCI Exchangeable Shares, or on the sale or exchange of shares of Homestake Common Stock, unless (i) such gain is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States, or (ii) the non-United States Holder is an individual who holds the HCI Exchangeable Shares or the Homestake Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

    UNITED STATES FEDERAL ESTATE TAX

    Homestake Common Stock will be deemed to be a United States asset for purposes of United States federal estate tax law and, therefore, Homestake Common Stock held by an individual non-United States Holder at the time of his or her death will generally be subject to the United States federal estate tax, except as may otherwise be provided by an applicable tax or estate tax treaty with the United States.

    The HCI Exchangeable Shares should not be considered United States situs assets for purposes of United States federal estate tax law. However, as there is no direct authority addressing the proper treatment of the HCI Exchangeable Shares for United States federal estate tax purposes, this conclusion is subject to uncertainty, and there can be no assurance that the IRS would not take a contrary position.

    The Tax Treaty provides that United States federal estate tax paid by a resident of Canada will generally be allowed as a deduction from the amount of any Canadian tax otherwise payable by the individual for the year in which the individual died on the total of (a) any income, profits or gains of the individual arising in the United States in that year and (b) where the value at the time of the individual's death of the individual's entire gross estate wherever situated exceeds US$1.2 million, any income, profits or gains of the individual for that year from property situated in the United States at that time. This summary does not purport to be a complete description of all of the provisions of the Tax Treaty that may affect the taxation of Canadian residents. Non-United States Holders should consult their tax advisors as to the tax consequences to them of the Tax Treaty or another applicable tax or estate tax treaty with the United States.

                                    GLOSSARY

    Unless the context otherwise requires, the following terms have the following meanings when used in this Registration Statement:

    "Additional Amount" means, with respect to each HCI Exchangeable Share, an amount equal to the full amount of all declared and unpaid dividends and other distributions, if any, on such HCI Exchangeable Share and all dividends and other distributions, if any, declared on a share of Homestake Common Stock that have not been declared on each HCI Exchangeable Share, in each case with a record date prior to the effective date of any exchange of HCI Exchangeable Shares for shares of Homestake Common Stock by a holder.

    "Arrangement" means an arrangement under the provisions of section 252 of the Company Act (British Columbia), as amended, on the terms and conditions set forth in the Plan of Arrangement and any amendment or variation thereto made in accordance with the terms of the Arrangement Agreement pursuant to which the outstanding Prime Common Shares (other than those held by Prime Shareholders who validly dissent and those held indirectly by Homestake) were exchanged for HCI Exchangeable Shares or shares of Homestake Common Stock.

    "Arrangement Agreement" means the Arrangement Agreement by and between Homestake, Prime, HCI and HCH dated as of September 28, 1998.

    "Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

    "Canadian Tax Act" means the Income Tax Act (Canada), as amended.

    "Exchange Rights" means the optional exchange right granted to the Trustee for the use and benefit of the holders of the HCI Exchangeable Shares pursuant to the Trust Agreement to require Homestake to exchange HCI Exchangeable Shares for shares of Homestake Common Stock, plus the Additional Amount, upon the occurrence of an HCI Insolvency Event.

    "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "HCH" means Homestake Canada Holdings Company, a Nova Scotia unlimited liability corporation and a wholly-owned subsidiary of Homestake California, which will own all of the HCI Common Shares and HCI Third Preference Shares.

    "HCI" means Homestake Canada Inc., an Ontario corporation, and, upon the amalgamation of Prime and HCI, the company resulting from such amalgamation.

    "HCI Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the HCI Exchangeable Shares.

    "HCI Exchangeable Shares" means the Exchangeable Shares of HCI having rights, privileges, restrictions and conditions set forth in the HCI Exchangeable Share Provisions.

    "HCI Insolvency Event" means the institution by HCI of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of HCI to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by HCI to contest in good faith any such proceedings commenced in respect of HCI within 15 days of becoming aware thereof, or the consent by HCI to the filing of any such petition or to the appointment of a receiver, or the making by HCI of a general assignment for the benefit of creditors, or the admission in writing by HCI of its inability to pay its debts generally as they become due, or HCI not being permitted, pursuant to solvency requirements of applicable law or the provisions of Section 6.01 of the Rights, Privileges, Conditions and Restrictions attaching to the HCI Third Preference Shares, Series 1, to redeem any HCI Exchangeable Shares pursuant to the HCI Exchangeable Share Provisions.

    "HCI Rights" means the rights entitling the holders thereof to purchase or receive HCI Exchangeable Shares in certain circumstances pursuant to the HCI Rights Agreement.

    "HCI Rights Agreement" means the Rights Agreement to be entered into among HCI, Homestake and Montreal Trust Company of Canada, as Rights Agent.

    "HCI Third Preference Shares" means the Third Preference Shares of HCI.

    "Homestake" or the "Company" means Homestake Mining Company, a Delaware corporation, and, where the context requires, Homestake and its subsidiaries and predecessor entities.

    "Homestake California" means Homestake Mining Company of California, a California corporation and a wholly-owned subsidiary of Homestake.

    "Homestake Common Stock" means the common stock, $1.00 par value, of Homestake.

    "Homestake Liquidation Event" means (i) any determination by the Homestake Board to institute voluntary liquidation, dissolution or winding up proceedings with respect to Homestake or to effect any other distribution of assets of Homestake among its stockholders for the purpose of winding up its affairs or
(ii) receipt by Homestake of notice of, or Homestake otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Homestake or to effect any other distribution of assets of Homestake among its stockholders for the purpose of winding up its affairs.

    "Homestake Preferred Stock" means the preferred stock, $1.00 par value, of Homestake.

    "Homestake Rights" means the rights to purchase or receive Homestake Preferred Stock or Homestake Common Stock in certain circumstances pursuant to the Homestake Rights Agreement.

    "Homestake Rights Agreement" means the Rights Agreement dated October 16, 1987, and amended as of October 15, 1997, between Homestake and BankBoston N.A., as Rights Agent.

    "Liquidation Call Right" means the overriding right of Homestake and HCH, in the event of a proposed liquidation, dissolution or winding up of HCI, to purchase all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares held by Homestake or any subsidiary) from the holders thereof on the effective date of any such liquidation, dissolution or winding up in exchange for shares of Homestake Common Stock, plus the Additional Amount, pursuant to the HCI Exchangeable Share Provisions.

    "NYSE" means the New York Stock Exchange, Inc.

    "Optional Redemption Date" means any date established by the Board of Directors of HCI for the redemption of HCI Exchangeable Shares pursuant to the HCI Exchangeable Share Provisions, provided that such date may not be earlier than December 31, 2008 unless there are less than 1,390,000 HCI Exchangeable Shares outstanding (subject to adjustment to give effect to subdivisions, consolidations, combinations, or similar transactions in respect of the HCI Exchangeable Shares) held by holders other than Homestake and its subsidiaries.

    "Prime" means Prime Resources Group Inc., a company incorporated under the laws of the Province of British Columbia.

    "Prime Common Shares" means the common shares without par value of Prime.

    "Prime Shareholders" means the holders of the Prime Common Shares.

    "Redemption Call Right" means the overriding right of Homestake and HCH to purchase all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares held by Homestake or its subsidiaries) from the holders thereof on the date fixed for redemption thereof in exchange for shares of Homestake Common Stock, plus the Additional Amount.

    "Retraction Call Right" means the overriding right of Homestake and HCH, in the event of a proposed retraction of HCI Exchangeable Shares by a holder thereof, to purchase from such holder on the Retraction Date all of the HCI Exchangeable Shares tendered for redemption in exchange for shares of Homestake Common Stock, plus the Additional Amount.

    "Retraction Date" means a date, determined by a holder of HCI Exchangeable Shares, on which such holder can effect a redemption of such HCI Exchangeable Shares as further set out in the HCI Exchangeable Share Provisions.

    "Retraction Request" means a duly executed notice of retraction given by a holder of HCI Exchangeable Shares in the form of Schedule A to the HCI Exchangeable Share Provisions, or in such other form as may be acceptable to HCI.

    "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Series A Preferred Stock" means the Series A Participating Cumulative Preferred Stock, $1.00 par value, of Homestake.

    "Special Voting Stock" means the one share of special voting stock, par value US$1.00, of Homestake, which was issued by Homestake to the Trustee pursuant to the Trust Agreement.

    "Trust Agreement" means the Voting, Support and Exchange Trust Agreement to be entered into between Prime, Homestake and Montreal Trust Company of Canada, or any successor thereto, as Trustee.

    "TSE" means The Toronto Stock Exchange.

                      WHERE YOU CAN FIND MORE INFORMATION

    Homestake has filed with the SEC a Registration Statement on Form S-3 under the Securities Act covering the Homestake Common Stock to be issued on exchange for HCI Exchangeable Shares. This Prospectus serves as the Prospectus of Homestake that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Prospectus. Statements made in this Prospectus concerning the contents of any agreement or other document are not necessarily complete. For a more complete description of the matter involved, you should read the entire agreement or other document, which has been filed as an exhibit to the registration statement.

    Homestake files annual, quarterly and special reports, proxy statements and other information with the SEC. Homestake's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Homestake files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows public companies like Homestake to "incorporate by reference" the information Homestake files with the SEC, which means that Homestake can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus. Information that Homestake files later with the SEC will automatically update and supersede information in this Prospectus and information incorporated by reference. Homestake incorporates by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated:

    - Annual Report on Form 10-K for the year ended December 31, 1997, filed March 30, 1998;

    - Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998, filed April 28, 1998 and for the quarter ended June 30, 1998, filed August 14, 1998;

    - Current Reports on Form 8-K dated January 27, 1998, filed January 27, 1998; February 9, 1998, filed February 9, 1998; February 24, 1998, filed February 26, 1998; May 7, 1998, filed May 12, 1998; June 5, 1998, filed
      June 8, 1998; June 22, 1998, filed June 22, 1998; and October 2, 1998, filed October 2, 1998;

    - the descriptions of the Homestake Common Stock and Homestake Rights contained in Homestake's Registration Statement on Form S-4 (No. 33-62667) filed on October 19, 1995, and the description of Amendment No. 1 to the Homestake Rights Agreement, filed on Form 8A/A on October 15, 1997, including any amendment or report filed for the purpose of updating such descriptions; and

    - Proxy Statement (No. 001-08736) filed with the SEC on October 21, 1998.

    You should rely on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

    You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Homestake Common Stock offered hereby and certain federal U.S. tax consequences are being passed upon for Homestake by Thelen Reid & Priest LLP, San Francisco, California. Certain federal Canadian tax consequences are being passed upon for Homestake by Osler, Hosken & Harcourt, Toronto, Ontario.

                                    EXPERTS

    The consolidated financial statements of Homestake incorporated by reference herein as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 have been audited by Pricewaterhouse Coopers LLP (formerly known as Coopers & Lybrand L.L.P.), independent accountants, as stated in their report thereon incorporated by reference herein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Prime incorporated by reference herein as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Pricewaterhouse Coopers (formerly known as Coopers & Lybrand), chartered accountants, as stated in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    UNTIL     , 1998, ALL DEALERS THAT BUY, SELL OR TRADE THESE SECURITIES MAY
BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
About This Prospectus.....................................................    2

Risk Factors..............................................................    3

Homestake Mining Company..................................................    3

Use of Proceeds...........................................................    3

Description of Homestake Capital Stock....................................    4

Plan of Distribution......................................................    8

Tax Considerations........................................................    9

Glossary..................................................................   19

Where You Can Find More Information.......................................   22

Legal Matters.............................................................   23

Experts...................................................................   23

                               27,811,300 SHARES

                                HOMESTAKE MINING
                                    COMPANY

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated fees payable by Homestake in connection with the issuance and registration of the Common Stock are as follows:

SEC Registration Fee..............................................................  $        0
Accounting Fees and Expense.......................................................      25,000
Legal Fees and Expenses...........................................................      50,000
Listing Fees......................................................................           0
Miscellaneous.....................................................................      25,000
                                                                                    ----------
TOTAL.............................................................................  $  100,000
                                                                                    ----------
                                                                                    ----------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Article XVII of Homestake's Restated Certificate of Incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), limiting the personal monetary liability of directors for breach of fiduciary duties as a director. Delaware Law provides that such a provision does not eliminate or limit liability (i) for any breach of the director's duty of loyalty to Homestake or its stockholders, (ii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Law, (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(iv) for any transaction from which the director derived an improper personal benefit.

    Section 145 of the Delaware Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which an officer, director, employee or agent is a party by reason of the fact that he is or was such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against and liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Homestake would have the power to indemnify such persons against such liabilities under the provisions of such section. Homestake has purchased such insurance. Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnifications or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    Article XIV, Section 8, of the By-laws of Homestake provides that Homestake must indemnify directors and officers to the fullest extent permitted by the Delaware Law.

ITEM 16.  EXHIBITS.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2     PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION
       2.1   Arrangement Agreement, dated as of September 28, 1998, among Homestake, Prime, HCI and HCH (incorporated by reference from the Proxy Statement filed by Homestake on October 21, 1998 (File No. 001-08736)).
       4     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY-HOLDERS, INCLUDING INDENTURES
       4.1   Indenture, dated as of January 23, 1993 between Homestake, Issuer and The Chase Manhattan Bank, N.A.,
               Trustee, with respect to U.S. $150,000,000 principal amount of 5 1/2% Convertible Subordinated Notes due January 23, 2000 (incorporated by reference to Exhibit 4.2 to Homestake's Periodic Report on Form
               8-K, dated as of June 23, 1993, filed June 29, 1993 (File No. 001-08736)).
       5     OPINIONS RE LEGALITY
      *5.1   Opinion of Thelen Reid & Priest LLP.
       8     OPINIONS RE TAX MATTERS
      *8.1   Opinion of Thelen Reid & Priest LLP.
      *8.2   Opinion of Osler, Hosken & Harcourt.
      23     CONSENT OF EXPERTS AND COUNSEL
     *23.1   Consent of Thelen Reid & Priest LLP.
     *23.2   Consent of Osler, Hosken & Harcourt.
      23.3   Consent of Pricewaterhouse Coopers, formerly Coopers & Lybrand, chartered accountants, dated October 27,
               1998.
      23.4   Consent of Pricewaterhouse Coopers LLP, formerly Coopers & Lybrand L.L.P., independent accountants, dated October 26, 1998.
      24     POWER OF ATTORNEY (included in the signature pages to this report).

------------------------

*   To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

           PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
           Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (i) That:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Homestake certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on this 29th day of October, 1998.

                                HOMESTAKE MINING COMPANY,
                                a Delaware corporation

                                By:  /s/ WAYNE KIRK
                                     ------------------------------------------
                                     Wayne Kirk
                                     VICE PRESIDENT, GENERAL COUNSEL
                                     AND CORPORATE SECRETARY

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby appoints Gene G. Elam, Wayne Kirk and Jack E. Thompson, and each of them severally acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement, and to sign any registration for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, necessary or advisable to enable Homestake to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this registration statement as the aforesaid attorney-in-fact deems appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 29, 1998                        /s/ JACK E. THOMPSON
                                              ---------------------------------------------
                                              Jack E. Thompson
                                              Chairman of the Board,
                                              President and Chief Executive Officer
                                              (Principal Executive Officer)

Date: October 29, 1998                        /s/ GENE G. ELAM
                                              ---------------------------------------------
                                              Gene G. Elam
                                              Vice President, Finance and Chief Financial
                                              Officer
                                              (Principal Financial Officer)

Date: October 29, 1998                        /s/ DAVID W. PEAT
                                              ---------------------------------------------
                                              David W. Peat
                                              Vice President and Controller
                                              (Principal Accounting Officer)

Date: October 29, 1998                        /s/ GERHARD AMMANN
                                              ---------------------------------------------
                                              Gerhard Amman
                                              Director

Date: October 29, 1998                        /s/ M. NORMAN ANDERSON
                                              ---------------------------------------------
                                              M. Norman Anderson
                                              Director

Date: October 29, 1998                        /s/ RICHARD R. BURT
                                              ---------------------------------------------
                                              Richard R. Burt
                                              Director

Date: October 29, 1998                        /s/ ROBERT H. CLARK, JR.
                                              ---------------------------------------------
                                              Robert H. Clark, Jr.
                                              Director

Date: October 29, 1998                        /s/ G. ROBERT DURHAM
                                              ---------------------------------------------
                                              G. Robert Durham
                                              Director

Date: October 29, 1998                        /s/ DOUGLAS W. FUERSTENAU
                                              ---------------------------------------------
                                              Douglas W. Fuerstenau
                                              Director

Date: October 29, 1998                        /s/ PAUL MCCLINTOCK
                                              ---------------------------------------------
                                              Paul McClintock
                                              Director

Date: October 29, 1998                        /s/ JOHN NEERHOUT, JR.
                                              ---------------------------------------------
                                              John Neerhout, Jr.
                                              Director

Date: October 29, 1998                        /s/ PETER J. NEFF
                                              ---------------------------------------------
                                              Peter J. Neff
                                              Director

Date:
                                              ---------------------------------------------
                                              Stuart T. Peeler
                                              Director

Date: October 29, 1998                        /s/ CAROL A. RAE
                                              ---------------------------------------------
                                              Carol A. Rae
                                              Director

Date: October 29, 1998                        /s/ JEFFREY L. ZELMS
                                              ---------------------------------------------
                                              Jeffrey L. Zelms
                                              Director

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2     PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION

       2.1   Arrangement Agreement, dated as of September 28, 1998, among Homestake, Prime, HCI and HCH (incorporated by reference from the Proxy Statement filed by Homestake on October 21, 1998 (File No. 001-08736)).

       4     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY-HOLDERS, INCLUDING INDENTURES

       4.1   Indenture, dated as of January 23, 1993 between Homestake, Issuer and The Chase Manhattan Bank, N.A.,
               Trustee, with respect to U.S. $150,000,000 principal amount of 5 1/2% Convertible Subordinated Notes due January 23, 2000 (Incorporated by reference to Exhibit 4.2 to Homestake's Periodic Report on Form
               8-K, dated as of June 23, 1993, filed June 29, 1993 (File No. 001-08736)).

       5     OPINIONS RE LEGALITY

      *5.1   Opinion of Thelen Reid & Priest LLP.

       8     OPINIONS RE TAX MATTERS

      *8.1   Opinion of Thelen Reid & Priest LLP.

      *8.2   Opinion of Osler, Hosken & Harcourt.

      23     CONSENT OF EXPERTS AND COUNSEL

     *23.1   Consent of Thelen Reid & Priest LLP.

     *23.2   Consent of Osler, Hosken & Harcourt.

      23.3   Consent of Pricewaterhouse Coopers, formerly Coopers & Lybrand, chartered accountants, dated October 27,
               1998.

      23.4   Consent of Pricewaterhouse Coopers LLP, formerly Coopers & Lybrand L.L.P., independent accountants, dated October 26, 1998.

      24     POWER OF ATTORNEY (included in the signature pages to this report).

------------------------

*   To be filed by amendment.